QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
VALUECLICK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

ValueClick, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, CA 91362
(818) 575-4500

March 20, 2008

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of ValueClick, Inc., a Delaware corporation (the "Company" or "ValueClick" or, in the first person, "we", "us" and "our"), to be held on Thursday, April 17, 2008, at 9:00 a.m., Pacific Time, at the Company's corporate offices located at 30699 Russell Ranch Road, Suite 250, Westlake Village, CA 91362.

        The Annual Meeting has been called for the purpose of considering and voting upon (i) the election of seven members to the Board of Directors of ValueClick to serve until the next annual meeting of ValueClick stockholders and until their successors have been elected and qualified; and, (ii) such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

        The Board of Directors of the Company has fixed the close of business on March 10, 2008 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

        The Board of Directors of the Company recommends that you vote "FOR" the election of the nominees of the Board of Directors as Directors of the Company.

        IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR PROXY TODAY. YOU CAN VOTE BY INTERNET OR TELEPHONE OR BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. INSTRUCTIONS FOR VOTING BY INTERNET AND TELEPHONE APPEAR ON THE PROXY CARD. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED, AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR PROXY.

Sincerely,

Tom A. Vadnais Chief Executive Officer

ValueClick, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, CA 91362
(818) 575-4500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, April 17, 2008

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of ValueClick, Inc. (the "Company" or "ValueClick" or, in the first person, "we", "us" and "our") will be held on Thursday, April 17, 2008, at 9:00 a.m., Pacific Time, at the Company's corporate offices located at 30699 Russell Ranch Road, Suite 250, Westlake Village, CA 91362. The Annual Meeting is being called for the purpose of considering and voting upon:

  1.
  The election of seven members to the Board of Directors of ValueClick to serve until the next annual meeting of ValueClick stockholders and until their successors have been elected and qualified; and

  2.
  Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        The Board of Directors has fixed the close of business on March 10, 2008 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company's common stock, par value $.001 per share, at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

        In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

        Directions to the Company can be obtained by contacting the Company at (818) 575-4500.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR PROXY TODAY. YOU CAN VOTE BY INTERNET OR TELEPHONE OR BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. INSTRUCTIONS FOR VOTING BY INTERNET OR TELEPHONE APPEAR ON THE ENCLOSED PROXY CARD. YOUR PROXY IS REVOCABLE UP TO THE TIME IT IS VOTED, AND, IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY VOTED YOUR PROXY.

By Order of the Board of Directors

Scott P. Barlow Secretary

Westlake Village, California
March 20, 2008

ValueClick, Inc.
30699 Russell Ranch Road, Suite 250
Westlake Village, CA 91362

PROXY STATEMENT

Important Notice
Regarding the Availability of Proxy Materials for the
ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, April 17, 2008
This Proxy Statement and the Annual Report
are available at http://phx.corporate-ir.net/phoenix.zhtml?c=84375&p=irol-IRHome

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of ValueClick, Inc. (the "Company" or "ValueClick" or, in the first person, "we" "us" and "our") for use at the Annual Meeting of Stockholders (the "Annual Meeting") of the Company to be held on Thursday, April 17, 2008 at 9:00 a.m., Pacific Time, and any adjournments or postponements thereof. The Annual Meeting will be held at the Company's corporate offices located at 30699 Russell Ranch Road, Suite 250, Westlake Village, CA 91362.

        At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

  1.
  The election of seven members to the Board of Directors of ValueClick to serve until the next annual meeting of ValueClick stockholders and until their successors have been elected and qualified; and

  2.
  Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

        The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about March 20, 2008 in connection with the solicitation of proxies for the Annual Meeting. The Board has fixed the close of business on March 10, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Only holders of record of the Company's common stock, par value $.001 per share (the "Common Stock"), at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were 97,476,189 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and 604 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

        The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Directors are elected by a plurality of the votes cast, which means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Other matters require the approval of at least a majority of the voting power of the minimum number of shares necessary to constitute a quorum.

        With respect to the election of a director, votes may be cast for or withheld from the nominee. Votes that are withheld from the nominee will not be voted with respect to the election of the nominee. Therefore, they do not affect whether a nominee has received sufficient votes to be elected, although they will be counted when determining whether there is a quorum. Abstentions and "broker non-votes" (i.e., shares held by brokers or other nominees that they do not vote because they have not received voting instructions from the beneficial owners and do not have discretionary voting power) are counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting. Brokers or other nominees that have not received voting instructions from beneficial owners may vote the beneficial owners' shares in the election of directors. Abstentions are not counted in the election of directors.

        Stockholders of the Company are requested to vote by Internet or telephone (in accordance with the instructions on the accompanying Proxy Card) or to complete, date, sign, and return the accompanying Proxy Card in the enclosed envelope. If your shares are held in the name of a bank, brokerage house or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Certain of these institutions offer Internet and telephone voting.

        Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted "FOR" the election of the nominees for director listed in this Proxy Statement. It is not anticipated that any other matters will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

        Any properly completed proxy may be revoked at any time before it is voted on any matter by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

        The Annual Report to stockholders of the Company, which includes the Company's Annual Report on Form 10-K for the year ended December 31, 2007, is being mailed to stockholders of the Company concurrently with this Proxy Statement. Except where otherwise incorporated by reference, the Annual Report and Annual Report on Form 10-K are not a part of the proxy solicitation material.

CORPORATE GOVERNANCE

Independence of Directors

        We follow the standards of independence set forth in the Marketplace Rules of NASDAQ. Under these standards of independence, an independent director is one who is not an officer or employee of the Company or any other individual who has a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and who otherwise:

  •
  is not, and has not within the past three years been, employed by the Company;

  •
  has not accepted, and whose immediate family member has not accepted, any payments from the Company in excess of $100,000 during any period of twelve consecutive months within the past three years preceding our determination of their independence, other than the following:

  (i)
  compensation for service on the Board or any committee of the Board;

  (ii)
  payments arising solely from investment in our securities that are non-compensatory in nature;

  (iii)
  compensation paid to a member of the director's immediate family who is a non-executive employee of the Company; or

  (iv)
  benefits under a tax-qualified retirement plan, or non-discretionary compensation.

  •
  is not an immediate family member of an individual who is, or at any time during the past three years was, an executive officer of the Company;

  •
  is not, and whose immediate family member is not, a partner in, or a controlling stockholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in 2007 or in any of the two prior fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than payments arising solely from investment in our securities or payments made under non-discretionary charitable contribution matching programs;

  •
  is not, and whose immediate family member is not, an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such entity; and

  •
  is not, and whose immediate family member is not, a current partner of our independent registered public accounting firm, or was a partner or employee of our independent registered public accounting firm who worked on our audit at any time during the past three years.

        The Board has affirmatively determined that each director, other than James R. Zarley, our Executive Chairman of the Board, Tom A. Vadnais, Chief Executive Officer, and James A. Crouthamel, Director, is an "independent director" under the criteria for independence set forth in the listing standards of NASDAQ. Messrs. Zarley and Vadnais are not independent directors due to their roles as executive officers of the Company. Mr. Crouthamel is not an independent director due to advertising costs totaling $676,000 that we paid in 2007 to Acquisis LLC, of which Mr. Crouthamel is the managing director and greater than 5% owner. There were no direct or indirect relationships between the Company and Messrs. Buzby, Hart, Peters and Rayport other than their roles as Directors. As such, they are deemed independent directors.

        All members of the Audit Committee and Compensation Committee of the Board are deemed independent directors. In addition, all members of the Nominating Committee except Mr. Crouthamel are deemed independent directors. Although Mr. Crouthamel is not an independent director, the Board has determined that his participation in the Nominating Committee is in the best interests of the Company and its stockholders due to his extensive knowledge of the online advertising industry. In accordance with NASDAQ listing standards, all of the members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members, which provide that they must not accept, directly or indirectly, any compensation from the Company other than directors' fees and must not be affiliated persons of the Company (other than by virtue of their directorship).

Meetings of Independent Directors

        The Board has determined that our independent directors will meet a minimum of two times per year in executive session to discuss any issues that might more properly be raised outside of the presence of management and has appointed David S. Buzby as Lead Director to facilitate these meetings.

Code of Ethics and Business Conduct/Reporting of Concerns

        We have adopted a Code of Ethics and Business Conduct (the "Code") for our principal executive, financial and accounting, and other officers, and our directors, employees, agents, and consultants. The Code is publicly available on our website at www.valueclick.com in the "About Us" section. Among other things, the Code addresses such issues as conflicts of interest, corporate opportunities, confidentiality, fair dealing, protection and proper use of Company assets, compliance with applicable laws, and reporting of illegal or unethical behavior.

        Within the Code, ValueClick has established an accounting ethics complaint procedure for all employees of the Company. The complaint procedure is for employees who may have concerns regarding accounting, internal accounting controls and auditing matters. The Company treats all complaints confidentially and with the utmost professionalism. If an employee desires, he or she may submit any concerns or complaints on an anonymous basis, and his or her concerns or complaints will be addressed in the same manner as any other complaints. The Company does not, and will not, condone any retaliation of any kind against an employee who comes forward with an ethical concern or complaint.

        The Board also has established a process through which interested parties may communicate directly with Mr. Peters, the Audit Committee Chairman, or with the Company's outside compliance attorney, Brad Weirick at Gibson, Dunn & Crutcher LLP, regarding any ethical concerns or complaints. Confidential communications may be sent directly to Mr. Peters, c/o the Secretary of the Company, at the Company's corporate offices, 30699 Russell Ranch Road, Suite 250, Westlake Village, CA 91362, or to Mr. Weirick at Gibson, Dunn & Crutcher LLP, 333 S. Grand Avenue, Los Angeles, CA, 90071.

Communications with the Board of Directors

        The Board has established a process for stockholders and other interested parties to communicate with the Board. Anyone wishing to communicate with the Board should send their communication to the Company's corporate offices, c/o the Secretary of the Company, at 30699 Russell Ranch Road, Suite 250, Westlake Village, CA 91362. Communications intended for a specific director, such as the Lead Director, or to a committee of the Board, should be addressed to their attention, c/o the Secretary of the Company, at this same address. The Secretary shall forward all such communications to the appropriate director or directors for consideration.

Nomination of Directors/Director Presence at Annual Meetings

General Criteria

        The Nominating Committee views the breadth of the experience of the full Board as an important aspect of the director nominations process. Nominees for director are evaluated and approved by the Nominating Committee and recommended to the Board for consideration and approval. Mr. Crouthamel was identified as a potential director by Mr. Zarley, the Company's Executive Chairman, and Mr. Peters was identified as a potential director by Mr. Pitstick, the Company's Chief Financial Officer.

        The Nominating Committee does not believe it is in the best interests of the Company to establish rigid criteria for the selection of nominees to the Board. Rather, the Nominating Committee recognizes that the challenges and needs of the Company will vary over time and, accordingly, believes that the selection of director nominees by the Nominating Committee should be based on skill sets most pertinent to the needs and issues facing or likely to face the Company at the time of nomination. At the same time, the Nominating Committee believes that the Company will benefit from a diversity of background and experience on the Board and, therefore, the Nominating Committee will consider and seek nominees who, in addition to general management experience and business knowledge, possess, among other attributes, an expertise in one or more of the following areas: finance, technology, international business, investment banking, business law, corporate governance, risk assessment, and investor relations. In addition, there are certain general attributes that the Nominating Committee believes all director candidates must possess, including:

  •
  A commitment to ethics and integrity;

  •
  A commitment to personal and organizational accountability;

  •
  A history of achievement that reflects superior standards for themselves and others; and

  •
  A willingness to express alternative points of view while, at the same time, being respectful of the opinions of others and working collaboratively as a team player.

Stockholder Recommendations for Director Candidates

        The Nominating Committee will consider nominees for directors recommended by stockholders. To recommend a candidate, a stockholder must deliver the recommendation to the Secretary of the Company, at the Company's corporate offices, not later than the close of business on January 30, 2009. Each recommendation should include information as to the qualifications of the candidate and should be accompanied by a written statement (presented to the Secretary of the Company) from the suggested candidate to the effect that the candidate is willing to serve.

Selection and Evaluation of Director Candidates

        In addition to considering director candidates recommended by stockholders, the Nominating Committee may consider candidates recommended by current directors, officers and employees of the Company and, in addition, from time to time, may utilize the services of a search firm to identify and approach potential candidates. In evaluating candidates for director, the Nominating Committee assesses the skills, experience and qualifications of the individual against the general criteria set forth above, including the particular needs of and issues facing or likely to face the Company at the time of nomination. In addition, with regard to current directors, the Nominating Committee takes into consideration each individual's past performance as a director of the Company. The Nominating Committee intends to evaluate any stockholder-recommended candidates in the same manner as candidates recommended from all other sources.

Director Attendance at Annual Meetings

        The Board typically schedules the annual meeting of stockholders in consideration of Board members' schedules, and members of the Board are encouraged, but not required, to attend the annual meeting of stockholders. Two directors attended the 2007 Annual Meeting.

Executive Officers and Directors

        Set forth below is information concerning ValueClick's executive officers and directors as of March 7, 2008:

Name	Age	Position(s)
James R. Zarley	63	Executive Chairman of the Board
Tom A. Vadnais	60	Chief Executive Officer and Director
John Pitstick	34	Chief Financial Officer
Carl White	43	Chief Executive Officer (Europe)
Peter Wolfert	44	Chief Technology Officer
Scott P. Barlow	39	Vice President, General Counsel and Secretary
David S. Buzby(1)(2)(3)	48	Director
James A. Crouthamel(3)	43	Director
Martin T. Hart(2)(3)	72	Director
James R. Peters(1)	61	Director
Jeffrey F. Rayport(1)(3)	48	Director

(1)
Member of the Audit Committee.

(2)
Member of the Compensation Committee.

(3)
Member of the Nominating Committee.

        JAMES R. ZARLEY is the Executive Chairman of the Board of ValueClick. From his arrival in 1999 until May 2007, Mr. Zarley served as Chairman and Chief Executive Officer of ValueClick and shaped the Company into a global leader in online marketing solutions. Prior to joining ValueClick, from April 1987 to December 1996, Mr. Zarley was Chief Executive Officer of Quantech Investments, an information services company. From December 1996 to May 1998, Mr. Zarley was the Chairman and Chief Executive Officer of Best Internet until its merger with Hiway Technologies, a Web hosting company, in May 1998. From May 1998 to January 1999, Mr. Zarley was the Chief Operating Officer of Hiway Technologies until its merger with Internet service provider, Verio, Inc. Mr. Zarley currently serves as a director of Texas Roadhouse, Inc., a restaurant chain.

        TOM A. VADNAIS is the Chief Executive Officer of ValueClick. Mr. Vadnais joined ValueClick in October 2001 through the Company's acquisition of Mediaplex, where he was President, Chief Executive Officer and a member of the board of directors from April 2001 to October 2001. Mr. Vadnais has been a director of ValueClick since October 2001. He assumed the role of General Manager of the Company's Mediaplex division in November 2004 and Commission Junction in June 2005. In June 2006, Mr. Vadnais assumed the additional role of President (U.S.), and in June 2007, he was promoted to Chief Executive Officer. Mr. Vadnais' experience prior to ValueClick includes positions as: President, Chief Executive Officer and a member of the board of directors of Data Processing Resources Corporation; President and Chief Executive Officer of Tascor, Inc.; a member of Norrell's board of directors; and a member of the board of directors of Traffic.com. In addition, Mr. Vadnais held various management roles, such as vice president of operations and assistant to the chairman and Chief Executive Officer during his twenty-three year tenure at IBM. Mr. Vadnais holds a B.A. from the University of California, Los Angeles, and an M.B.A. from Golden Gate University. He is a graduate of The University of Virginia Darden School of Business Executive Program and the Advanced Management Program at Harvard Business School.

        JOHN PITSTICK is the Chief Financial Officer of ValueClick. Mr. Pitstick joined ValueClick in March 2005 and served as the Company's Executive Vice President of Finance prior to his promotion to Chief Financial Officer in September 2007. Prior to joining ValueClick, Mr. Pitstick was a senior manager in the audit practice of Ernst & Young, where he served both public and private companies in the high technology industry for nearly ten years. Mr. Pitstick is a Certified Public Accountant with a bachelor's degree in accounting from the University of San Francisco.

        CARL WHITE is ValueClick's Chief Executive Officer (Europe). Mr. White joined ValueClick in October 2001 as the General Manager of ValueClick's European operations. He assumed the role of Chief Operating Officer (Europe) in June 2005 and assumed the role of Chief Executive Officer (Europe) in August 2006. Prior to joining ValueClick, Mr. White served as the Chief Operating Officer of 24/7 Europe and was responsible for media and technology businesses in thirteen countries. Prior to that, Mr. White worked as a publisher for BBC Worldwide (the commercial arm of the British Broadcasting Corporation) managing commercial and editorial teams across a number of magazine titles and multimedia projects. Mr. White also has senior sales management experience from Gruner and Jahr, Media Week and Centaur communications. Mr. White holds a B.S.c. from Bristol University, England.

        PETER WOLFERT joined ValueClick as the Chief Technology Officer in June 2000. Previously, Mr. Wolfert was the Senior Vice President and Director of Information Technology for Mellon Capital Management, an investment management firm in San Francisco, from October 1998 until June 2000. Prior to that, he served as Senior Vice President of Information Technology at AIM Funds in San Francisco from October 1995 to October 1998. From January 1992 until October 1995, Mr. Wolfert was Senior Vice President of Information Technology at Trust Company of the West. Mr. Wolfert graduated with a B.S. from the University of California at Davis, and an M.B.A., with emphasis in Management Information Systems, from the University of California at Irvine.

        SCOTT P. BARLOW joined ValueClick as the Vice President and General Counsel in October 2001 and has also served as the Secretary since February 2002. Prior to joining ValueClick, Mr. Barlow served as the General Counsel and Secretary for Mediaplex, Inc., a provider of technology-based marketing products and services, from December 2000 to October 2001. From October 1999 to December 2000, Mr. Barlow served as Mediaplex, Inc.'s Assistant General Counsel. Prior to his employment with Mediaplex, Inc., Mr. Barlow was a senior associate with Raifman & Edwards LLP, a San Francisco-based corporate law firm, from 1995 to 1999. Mr. Barlow graduated with a B.S. from the University of Florida and a J.D. from the University of Akron School of Law.

        DAVID S. BUZBY has been a director of ValueClick since May 1999. Mr. Buzby is a San Francisco-based investor and operator of entrepreneurial companies. Mr. Buzby founded Reid Industries, a wholesale company, in April 2003 and serves as the company's President. Mr. Buzby has been an investor and board member of SunEdison, LLC, a solar integrator, since January 2005 and Xunlight, a solar photovoltaic manufacturer, since August 2007. From June 1999 to September 2000, Mr. Buzby was the Chief Operating Officer and a founding investor of Internet Barter, Inc., an international business-to-business e-commerce barter exchange. From August 1994 to January 1999, Mr. Buzby worked with Best Internet, a Web hosting company. Mr. Buzby held various positions at Best Internet including Chief Financial Officer and Vice Chairman of the Board and was a founding investor. Mr. Buzby graduated with a B.A. from Middlebury College and an M.B.A. from Harvard Business School.

        JAMES A. CROUTHAMEL has been a director of ValueClick since July 2007. Mr. Crouthamel is the Principal of Old Town Capital, LLC where he has been an operating investor in early-stage interactive marketing service and technology companies since March 2005. Mr. Crouthamel founded Performics, Inc. in 1998 and served as the company's Chief Executive Officer from inception through its acquisition by DoubleClick, Inc. in June 2004. From June 2004 to March 2005, Mr. Crouthamel

served as the Senior Vice President and General Manager at DoubleClick, Inc., where he oversaw the operations of Performics. Mr. Crouthamel earned a Master of Business Administration degree from Northwestern University's J.L. Kellogg Graduate School of Management, a Master of Engineering Management from Northwestern University's McCormick School of Engineering and completed his Bachelor of Science in Mechanical Engineering at Drexel University.

        MARTIN T. HART has been a director of ValueClick since March 1999. Mr. Hart has been a private investor in the Denver area since 1969. Mr. Hart has owned and developed a number of companies into successful businesses, and has served on the board of directors for many public and private corporations. Presently, Mr. Hart is serving on the board of the following public companies: MassMutual Corporate Investors, an investment company; MassMutual Participation Investors, an investment company; Texas Roadhouse, Inc., a restaurant chain; and, Spectranetics Corporation, a medical device company. He also serves on the board of directors of several private companies. Mr. Hart graduated with a B.A. from Regis University and is a Certified Public Accountant.

        JAMES R. PETERS has been a director of ValueClick since July 2007. Mr. Peters is a Certified Public Accountant and a retired partner from the audit practice of Ernst & Young, where he began his career in 1971. He has extensive experience with public and private companies in a number of industries, including retail, distribution, manufacturing, health sciences, technology, communications, and entertainment. Mr. Peters is a former faculty member of the Directors' Certification Program at the Anderson School of Business of the University of California, Los Angeles. He is also a former advisory board member for the Entrepreneurial Studies program of the University of Southern California. Mr. Peters is a member of the National Association of Corporate Directors and serves on the board of directors of privately-held FzioMed, Inc., a medical device company. Mr. Peters was previously a director of Natrol, Inc. (Nasdaq: NTOL) prior to its acquisition by a private enterprise in December 2007.

        JEFFREY F. RAYPORT has been a director of ValueClick since May 2002. Dr. Rayport was a former director of Be Free, Inc. Dr. Rayport currently works at Monitor Group, a management consulting firm, as the founder and Chief Executive Officer of Monitor Marketspace, an e-commerce research and media unit established in 1998. From 1991 to 2000, he was a faculty member at Harvard Business School in the Service Management Unit. He currently serves as a director of Global Sports Interactive. Dr. Rayport earned an A.B., A.M. and Ph.D. from Harvard University, and an M. Phil. from the University of Cambridge (U.K.).

Committees

Audit Committee

        Function.    The Company has a standing Audit Committee, which acts under a written charter that was last revised in February 2007. Under its charter, the Audit Committee, among other things, appoints our independent registered public accounting firm each year and approves the compensation and terms of engagement of our independent registered public accounting firm, approves services proposed to be provided by our independent registered public accounting firm as well as all services proposed to be provided by other professional financial services providers, reviews and approves all related party transactions, and monitors and oversees the quality and integrity of our accounting process and system of internal controls. The Audit Committee reviews the annual audit reports of our independent registered public accounting firm and reports of examinations by any regulatory agencies, and it oversees our corporate governance program. The Audit Committee charter is publicly available on our website at www.valueclick.com in the "Investor Relations" section under "Board of Directors."

        Members.    The current members of the Audit Committee are Mr. Peters—Chairman, Mr. Buzby, and Dr. Rayport. Each member of the Audit Committee is an independent director under the listing standards of NASDAQ as set forth above. In addition, in accordance with NASDAQ listing standards, each member of the Audit Committee meets additional heightened independence criteria applicable to audit committee members. As determined by the Board, each Audit Committee member meets NASDAQ's financial literacy requirements, and the Board has determined that Mr. Peters qualifies as an "audit committee financial expert" as that term is defined by rules of the SEC.

Compensation Committee

        The Company has a standing Compensation Committee, which consists of Mr. Hart—Chairman and Mr. Buzby, both of whom are independent directors under NASDAQ listing standards as set forth above. The Compensation Committee does not have a written charter.

        The Compensation Committee, among other things, reviews and approves the compensation and incentive arrangements for the Company's Chief Executive Officer (without the presence of the Company's Chief Executive Officer during deliberations) and for all other executive officers, reviews general compensation levels for other employees as a group, approves awards to be granted to eligible persons under the Company's stock plans, and takes such other actions as may be required in connection with the Company's compensation and incentive plans. The Chief Executive Officer periodically reviews the performance of each executive officer, other than himself, whose performance is periodically reviewed by the Compensation Committee. The conclusions reached and recommendations based on these reviews, including with respect to compensation adjustments and equity award amounts, are presented to or developed by the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended cash compensation adjustments or equity awards to executive officers. The Compensation Committee has not delegated its authority to others and has not utilized outside compensation consultants in determining compensation and incentive arrangements for any of the Company's executive officers.

Nominating Committee

        The Company has a standing Nominating Committee, which consists of Dr. Rayport—Chairman, Mr. Buzby, Mr. Hart and Mr. Crouthamel. The Nominating Committee oversees the director nominations process and evaluates and recommends director candidates to the Board for nomination and election by the Company's stockholders. In evaluating director candidates, the Nominating Committee follows the general criteria described above in "Nomination of Directors/Director Presence at Annual Meetings." The Nominating Committee charter is publicly available on our website at www.valueclick.com in the "Investor Relations" section under "Board of Directors."

Board and Committee Meetings

        During 2007, the Board held seven meetings. The Compensation Committee held five meetings in 2007. The Audit Committee held eight meetings in 2007. The Nominating Committee held one meeting in 2007. In 2007, each director attended or participated in all of the meetings held by the Board and all of the meetings held by each of the committees on which the director served.

Compensation Committee Interlocks and Insider Participation

        During 2007 and through the date of this Proxy Statement, none of our executive officers has served as a member of the board of directors or compensation committee of any entity that had one or more of its executive officers serving as a member of our Compensation Committee or Board.

Related Party Transactions

        Our Board has adopted written policies and procedures regarding related party transactions. The policies and procedures apply to transactions with any related person, which SEC rules define to include directors, director nominees, executive officers, beneficial owners of in excess of 5% of the outstanding shares of the Company's common stock, and their respective immediate family members. These policies and procedures are described in the Code, which is publicly available on our website at www.valueclick.com in the "About Us" section. These policies and procedures require that all related party transactions, regardless of size, be approved by the Audit Committee. The Audit Committee's decision as to whether or not to approve a related party transaction is to be made in light of the Audit Committee's determination that consummation of the transaction is not contrary to our best interests and is on terms no less favorable to us than we could obtain from non-related parties. Any related party transaction approved by the Audit Committee must be disclosed to the Board.

        In 2007, we paid advertising costs totaling $676,000 to Acquisis LLC, of which Mr. Crouthamel is the managing partner and greater than 5% owner. As a result of these transactions, Mr. Crouthamel is deemed to not be an independent director of the Company. Other than this transaction, during 2007, the Company was not a party to any other transactions in which a related party had a material direct or indirect interest. There are no family relationships between any of our directors or executive officers.

Report of the Audit Committee of the Board of Directors

        The Audit Committee of the Board of Directors has furnished the following report on Audit Committee matters:

        Pursuant to its charter, the Audit Committee, consisting entirely of independent directors, is primarily responsible for overseeing and monitoring the accounting, financial reporting and internal controls practices of the Company. Its primary objective is to promote and preserve the integrity of the Company's consolidated financial statements and the independence and performance of the Company's independent registered public accounting firm. The Committee also oversees the performance of the Company's corporate governance function, the Company's compliance with legal and regulatory requirements, and the review and approval of any related party transactions.

        It is important to note, however, that the role of the Audit Committee is one of oversight, and the Committee relies, without independent verification, on the information provided to it and the representations made by management, the Company's corporate governance personnel and the Company's independent registered public accounting firm. Management retains direct responsibility for the financial reporting process and the Company's system of internal controls.

        In furtherance of its role, the Audit Committee has an annual agenda which includes periodic reviews of the Company's internal controls and of potential exposure for the Company such as litigation matters. The Committee meets at least quarterly and reviews the Company's interim quarterly financial results and earnings releases prior to their publication.

        The Audit Committee's policy, per its charter, is to pre-approve all audit and non-audit services provided by the Company's independent registered public accounting firm and other professional financial services providers. These services may include audit services, audit-related services, tax services, and other financial services. Pre-approval generally is provided for up to one year and any pre-approval is detailed as to the particular service or category of services and generally is subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The Company's independent registered public accounting firm and management report annually to the Audit Committee regarding the extent of services provided by the Company's independent registered public accounting firm in accordance with this pre-approval, and the related fees for the services performed. All of the audit, audit-related, tax, and other financial services provided by PricewaterhouseCoopers LLP in 2007 and related fees were approved in accordance with the Audit Committee's charter.

        The Audit Committee has reviewed and discussed with management (i) the audited consolidated financial statements of the Company for the year ended December 31, 2007, (ii) the Company's evaluation of the effectiveness of its internal control over financial reporting as of December 31, 2007, and (iii) the related opinions by the Company's independent registered public accounting firm. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and adopted by the Public Company Accounting Oversight Board, relating to the conduct of the audit. The Audit Committee also has received written disclosures and a letter from PricewaterhouseCoopers LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board, and has discussed with PricewaterhouseCoopers LLP the independence of that firm. Based upon these materials and discussions, the Audit Committee has recommended to the Board of Directors that the Company's audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by the Audit Committee of the Board of Directors
James R. Peters
David S. Buzby
Jeffrey F. Rayport

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

        This Compensation Discussion and Analysis, or "CD&A," reports on the Company's compensation principles and practices for its named executive officers ("NEOs"), whose actual compensation earned during 2007 is set forth in the Summary Compensation Table following this CD&A.

        The objectives of our executive compensation policies and practices are to:

  •
  Provide competitive compensation that supports the Company's business strategies;

  •
  Attract, retain and motivate over the long-term, high-quality and productive individuals by maintaining competitive compensation relative to other companies in the marketplace;

  •
  Focus our executives on achieving financial and operational goals that are tied to quarterly and annual performance objectives, with the ultimate objective of improving stockholder value; and

  •
  Align management and stockholder interests through grants of equity-based awards.

2007 Executive Compensation Components

        The compensation components for our NEOs include base salary, quarterly and annual performance-based cash incentive compensation, equity awards, and standard benefits available to all full-time Company employees. Our NEOs are also eligible for certain additional post-termination benefits under certain circumstances as described below.

        The Compensation Committee has not established formal policies or guidelines with respect to the mix of base salary, performance-based cash incentive compensation and equity awards to be paid or awarded to our NEOs, nor have they established formal policies or guidelines with respect to the frequency of reviewing base salary and performance-based cash incentive compensation levels or the frequency of making grants of equity awards to our NEOs. The Compensation Committee members use their general business knowledge, which includes their external business experience, when making compensation decisions. In general, the Compensation Committee believes that the largest component of the compensation for our NEOs and other senior members of management should be based on corporate performance and seeks to link performance-based cash incentive compensation with measurable Company financial objectives to align the interests of our NEOs with our stockholders. Additionally, the Compensation Committee views stock option awards as performance-based compensation as our NEOs receive greater value if the price of the Company's common stock appreciates subsequent to the option grant date.

Employment Agreements

        During 2007, the Company was party to employment agreements with Messrs. Zarley, Vadnais, Pitstick, Ray, Paisley, and White, the various NEOs during the year. In June of 2007, Mr. Vadnais was promoted to Chief Executive Officer in the place of Mr. Zarley (who continues to be the Executive Chairman of the Board). Mr. Ray resigned in September of 2007, and Mr. Pitstick was promoted to Chief Financial Officer in his place in the same month. In March of 2008, Mr. Paisley resigned from the Company.

        As discussed further below, the employment agreements with our NEOs provide for base salary, participation in the Company's incentive compensation plans, standard benefits made available to all Company employees, enhanced payments upon a termination in connection with a change of control, and reimbursement for golden parachute excise taxes imposed by Section 4999 of the Internal Revenue Code. The employment agreements with our NEOs were updated on February 7, 2008.

Base Salary

        The Company pays base salaries at levels believed to be necessary to attract and retain our NEOs. In setting and modifying base salary levels for our NEOs, the Compensation Committee takes into broad consideration job responsibilities, tenure with the Company and the Company's historical salary levels for that position. The Compensation Committee has not utilized benchmarking when making decisions regarding the base salary, cash incentive compensation and equity awards for the Company's NEOs. Accordingly, no particular percentile of base salary in comparison with peers has been established as a target level of base salary.

        During 2007, the following adjustments were made to the base salary levels of our NEOs:

Name and Title	January 1, 2007 Base Salary	December 31, 2007 Base Salary	Date of Salary Increase
James R. Zarley, Executive Chairman	$375,000	$450,000	2/16/07	(1)
Tom A. Vadnais, Chief Executive Officer	$325,000	$450,000	6/1/07	(2)
John Pitstick, Chief Financial Officer	$275,000	$300,000	9/13/07	(3)
Samuel J. Paisley, Chief Administrative Officer	$300,000	$325,000	2/16/07	(1)
Carl White, Chief Executive Officer—Europe	£160,000	£160,000	N/A
Scott H. Ray, former Chief Financial Officer	$300,000	$325,000	2/16/07	(1)

(1)
On February 16, 2007, the Compensation Committee approved an increase to the base salary levels of Messrs. Zarley, Paisley and Ray. Mr. Zarley was provided with a 20% increase to his base salary, while Messrs. Paisley and Ray were provided with 8.3% increases. During 2006, these executive officers did not receive an increase to their base salary levels, so the Compensation Committee judgmentally determined in early 2007 that it was an appropriate time to review and adjust the base salary levels for these individuals. The new base salary levels for these NEOs were determined based upon the judgment of the Compensation Committee members, giving consideration to the strong financial performance of the Company in the 2006 fiscal year. Mr. Zarley received a greater percentage increase than Messrs. Paisley and Ray due to the operational aspect of his role, which the Compensation Committee determined was a significant factor in the record operating results achieved by the Company in 2006. In addition, Mr. Zarley did not receive an increase in his base salary in 2005.

(2)
Mr. Vadnais was promoted to Chief Executive Officer effective June 1, 2007. The Compensation Committee determined that it was appropriate to set his base salary at a level commensurate with the Company's Executive Chairman and former Chief Executive Officer, Mr. Zarley, as described in (1) above.

(3)
Mr. Pitstick was promoted to Chief Financial Officer effective September 13, 2007. In connection with his promotion, his base salary was increased to $300,000. His base salary was set slightly below other executive officers in recognition of his shorter tenure with the Company at the time of his promotion.

Performance-Based Cash Incentive Compensation

        The 2007 Executive Incentive Compensation Plans ("2007 EIC Plans") for our NEOs required achievement by the Company of certain quarterly and annual revenue and earnings targets, with the payments associated with quarterly targets approximating 75 percent of total potential payments under the 2007 EIC Plans. Payments associated with achieving revenue targets were equally weighted with payments associated with achieving earnings targets, and, for the quarterly component of the 2007 EIC

Plans, the achievement/non-achievement of either the revenue or earnings target did not impact the amounts earned related to the other target. The Compensation Committee utilized revenue and earnings targets in the 2007 EIC Plans as the Company believes that growth in these metrics are key factors in creating long-term shareholder value.

        Earnings targets under the 2007 EIC Plans for Messrs. Zarley, Vadnais, Paisley and Ray were based on a measure of consolidated adjusted-EBIDTA which, for purposes of the 2007 EIC Plans, is defined as net income before interest, income taxes, depreciation, amortization, and stock-based compensation. Revenue targets for Messrs. Zarley, Vadnais, Paisley and Ray were based on consolidated revenue. The revenue and earnings targets for Messrs. Zarley, Vadnais, Paisley and Ray were based on the Company's consolidated results as these individuals had oversight responsibilities that covered the entire Company. The 2007 EIC Plans have a three tier structure for the quarterly component whereby increased levels of performance above the threshold target would result in greater payouts up to a specified maximum. The full year component of the 2007 EIC Plan is binary and is based upon the achievement of both the revenue and earnings targets, meaning that no payment would be made under this component if either target was not achieved. The 2007 EIC Plans did not have a guaranteed minimum payment, so it was possible that performance could result in no incentive payments being made to our NEOs.

        Earnings targets for Mr. White were based on a measure of income from operations before corporate overhead, amortization of intangible assets and stock-based compensation for the Company's European operations. Revenue targets for Mr. White were based on total European revenue including intercompany revenue. Mr. White's targets are based on European operations because he is the executive primarily responsible for the Company's European operations.

        The Compensation Committee structured the 2007 EIC Plans such that the maximum payments under each plan approximated 100% of the covered NEO's base salary in effect at the beginning of 2007. The Compensation Committee believes this level of performance-based cash compensation is consistent with the objective of linking a significant portion of our NEOs' total compensation, including cash compensation, to Company performance. Other than the guaranteed incentive compensation for Mr. Vadnais for the seven-month period ended December 31, 2007 and for Mr. Pitstick for the three-month period ended December 31, 2007, both as described below, the employment agreements with our NEOs do not specify the amount of incentive compensation that our NEOs are eligible to achieve.

        The following table summarizes the consolidated revenue and earnings targets under the 2007 EIC Plans for Messrs. Zarley, Vadnais, Paisley and Ray:

	1st Tier		2nd Tier		3rd Tier		Full Year
	Revenue	Earnings	Revenue	Earnings	Revenue	Earnings	Revenue	Earnings
Performance Targets by Tier (in millions)
First Quarter 2007	$145.0	$36.0	$147.0	$37.0	$148.0	$38.0
Second Quarter 2007	$150.0	$38.0	$152.0	$39.0	$155.0	$40.0
Third Quarter 2007	$160.0	$41.0	$162.0	$42.0	$165.0	$43.0
Fourth Quarter 2007	$185.0	$51.0	$189.0	$53.0	$192.0	$54.0
Full Year 2007							$670.0	$180.0

							Full Year Payout Amounts	Maximum Annual Payout
Quarterly Payout Amounts
James R. Zarley	$20,000	$20,000	$30,000	$30,000	$40,000	$40,000	$100,000	$420,000
Tom A. Vadnais	$15,000	$15,000	$25,000	$25,000	$30,000	$30,000	$75,000	$315,000
Samuel J. Paisley	$15,000	$15,000	$25,000	$25,000	$30,000	$30,000	$75,000	$315,000
Scott H. Ray	$15,000	$15,000	$25,000	$25,000	$30,000	$30,000	$75,000	$315,000

        The following table summarizes the revenue and earnings targets for the Company's European operations under the 2007 EIC Plans for Mr. White:

	Targets (in millions)		Payout Amounts
	Revenue	Earnings	Revenue	Earnings
First Quarter 2007	$22.5	$3.3	£10,000	£10,000
Second Quarter 2007	$24.1	$3.5	£10,000	£10,000
Third Quarter 2007	$25.1	$4.5	£10,000	£10,000
Fourth Quarter 2007	$32.9	$8.0	£10,000	£10,000
Full Year 2007	$125.4	$23.2	£40,000	£40,000

        Upon Mr. Vadnais' promotion to Chief Executive Officer effective June 1, 2007, he entered into an employment agreement with the Company that provided for a guaranteed incentive compensation payment of $262,500 for the seven-month period ended December 31, 2007. If annualized, the $262,500 guaranteed bonus for Mr. Vadnais for the seven-month period ended December 31, 2007 equates to $450,000 per year, which is 100% of Mr. Vadnais' base salary. The terms of this guaranteed incentive compensation payment were based upon negotiations between Mr. Vadnais and the Company, and superseded the incentive compensation he was previously eligible for under the 2007 EIC Plans. Upon Mr. Pitstick's promotion to Chief Financial Officer effective September 13, 2007, he entered into an employment agreement with the Company that provided for a guaranteed incentive compensation payment of $50,000 for the three-month period ended December 31, 2007. The terms of this guaranteed incentive compensation payment were based upon negotiations between Mr. Pitstick and the Company. Prior to his promotion to Chief Financial Officer, Mr. Pitstick was not eligible for any incentive compensation.

        The following table summarizes the actual revenue and earnings achieved for purposes of the 2007 EIC Plans (in millions):

	Consolidated		European
	Revenue	Earnings	Revenue	Earnings
First Quarter 2007	$156.9	$41.0	$22.3	$2.9
Second Quarter 2007	$148.7	$38.8	$23.2	$2.4
Third Quarter 2007	$156.9	$40.1	$25.1	$3.8
Fourth Quarter 2007	$183.1	$44.5	$31.4	$6.8
Full Year 2007	$645.6	$164.4	$102.0	$15.9

        None of the consolidated revenue and earnings targets for the third and fourth quarters of 2007 and full year 2007 under the terms of the 2007 EIC Plans were achieved, primarily due to the negative impact on the Company's revenue and earnings as a result of the FTC investigation into certain of the Company's lead generation marketing practices (as more fully described in the Company's Annual Report on Form 10-K filed on February 29, 2008). Notwithstanding the targets and formulas contained in the EIC Plans, the Compensation Committee maintains the discretion to grant incentive compensation other than in connection with the attainment of the specific targets. In the fourth quarter of 2007, the Compensation Committee provided a discretionary incentive compensation payment to Mr. Zarley of $100,000. This discretionary payment was approved by the Compensation Committee in recognition of the achievements the Company made in resolving the FTC investigation and the strong overall performance in the fourth quarter excluding lead generation marketing. In the first, second and third quarters of 2007, the Compensation Committee provided discretionary incentive compensation payments to Mr. White of £20,000 or $39,504, £7,500 or $14,862 and £25,000 or $48,765, respectively. Despite not meeting the European revenue and earnings targets originally established for these quarters, these discretionary payments were approved by the Compensation Committee in recognition of the overall strong growth in the European operations during 2007.

Equity Awards

        The Company utilizes stock plans to provide our NEOs with incentives to maximize long-term stockholder value. Historically, awards under these plans have taken the form of stock option grants. Beginning in 2007, the Company established an employee stock purchase plan, designed to give the recipient a meaningful stake in the equity of the Company and thereby closely align his or her interests with those of our stockholders.

        As noted above, the Compensation Committee has not utilized benchmarking when making decisions regarding the levels of stock option grants for the Company's NEOs. In addition, when determining the number of shares subject to stock option grants to NEOs, the Compensation Committee does not determine the number of shares to be awarded based upon a specific dollar value thereof, nor has it utilized other financial models. Rather, the Compensation Committee takes into broad consideration job responsibilities, tenure with the Company, the Company's historical levels of stock option grants for that position, and the number and exercise price of prior stock option grants to each NEO. The Compensation Committee also considers the amount of shares available under the 2002 Stock Plan as well as the financial statement impact of stock option grants.

        Stock options are granted only with the approval of the Compensation Committee, and the exercise price is set as the closing market price of the Company's common stock on the date of such approval. Stock option grants were approved at the Company's regularly-scheduled quarterly meetings of the Board and its Committees, the dates of which were set, at a minimum, several months in advance of the actual meeting date. These meeting dates were generally held within several days before the Company announced its quarterly and/or annual financial results. The Company's 2002 Stock Incentive Plan provides for the granting of non-statutory and incentive stock options ("ISOs") to, among other parties, employees and officers of the Company. Directors of the Company may only be granted non-statutory stock options. In connection with the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-based Payment," ("SFAS 123(R)") on January 1, 2006, beginning in 2006 the Company has only granted non-statutory stock options to employees and officers as they provide favorable income tax treatment for the Company for financial reporting purposes as compared to ISOs. Prior to January 1, 2006, the Company granted ISOs to employees and directors to the extent the stock option recipient had not reached the limit for ISOs as determined under the Internal Revenue Code. If such ISO limits for the stock option recipients had been reached, the Company granted non-statutory stock options.

        Stock options granted to new employees or officers generally begin vesting on the new employee's or officer's first date of employment and vest over a four-year period, with one-fourth vesting on the first anniversary date and the remainder vesting pro-rata monthly over the remaining three years, and expire five to ten years from the date of grant. Stock options granted to existing employees or officers typically vest on a monthly pro-rata basis over a four-year period and expire five to ten years from the date of grant. Stock options granted to directors generally vest over a two-year period and expire five to ten years from the date of grant. In connection with the adoption of SFAS 123(R) on January 1, 2006, stock options granted to employees, officers and directors subsequent to December 31, 2005 have an expiration date five years from the date of grant. Stock options granted to employees, officers and directors prior to January 1, 2006 generally have an expiration date ten years from the date of grant. The expiration date of stock options granted subsequent to the adoption of SFAS 123(R) was decreased from ten years to five years as this generally results in a lower financial reporting value for the stock options, independent of other stock option valuation considerations, and therefore lower stock-based compensation for the Company over the stock option vesting period.

        In the first quarter of 2007, the Compensation Committee approved 250,000 non-statutory stock options to each then-current NEO under the 2002 Stock Incentive Plan. In addition, on October 26, 2007, the Compensation Committee approved non-statutory stock options as follows: Mr. Zarley—150,000; Mr. Vadnais—250,000; Mr. Pitstick—150,000; Mr. Paisley—100,000; and Mr. White—100,000. The second set of option grants made to NEOs during 2007 was approved by the Compensation Committee in recognition of the fact that no stock option grants were made to NEOs during 2006. The differing number of shares granted to NEOs at the October 26, 2007 grant date is a reflection of various factors including a consideration of the stock options outstanding and related exercise prices for each NEO at the time of grant and the new roles for Messrs. Vadnais and Pitstick due to their respective promotions during the year to Chief Executive Officer and Chief Financial Officer. All of the stock options granted in 2007 vest on a monthly pro-rata basis over a four-year period and expire five years from the date of grant.

        The Company established its Employee Stock Purchase Plan ("ESPP") in September 2007. The ESPP allows all employees and officers to purchase shares of the Company's common stock through payroll deductions of up to 10 percent of their annual, eligible compensation up to a maximum of $15,000 per year. The price of common stock purchased under the ESPP is equal to 85 percent of the lower of the fair market value of the common stock on the commencement date of each twelve-month offering period or the specified purchase date. No shares of the Company's common stock were purchased under the ESPP in the year ended December 31, 2007.

Benefits

        We provide various employee benefit programs to our NEOs, including medical, dental, life, and disability insurance benefits, which are generally available to all full-time employees of the Company. We also sponsor a tax-qualified 401(k) savings plan pursuant to which eligible employees paying U.S. taxes on a non-discriminatory basis are able to contribute to the limit prescribed by the Internal Revenue Service. We provide for discretionary matching contributions equal to 50% of the first 4% of base salary contributed. All employee contributions to the 401(k) savings plan are fully vested upon contribution. Our matching contributions are vested based on the employee's years of service.

        Other than a car allowance for Mr. White, which is customary practice in Europe, and a housing allowance for Mr. Vadnais, we do not provide any additional perquisites to our NEOs.

Compensation Arrangements Relating to Termination of Employment

        We view change-in-control provisions for our NEOs as an important tool to align their interests with the interests of our shareholders insofar as it allows our NEOs to focus on shareholder interests when considering strategic alternatives. We do not believe that the change-in-control provisions with our NEOs affect the decisions that are made regarding other compensation elements; rather they are one tool we use to ensure we can attract and retain our NEOs. The structure of our change-in-control provisions for our NEOs as described below has evolved over time and is based upon the Compensation Committee's determination of what is appropriate (based upon their external business experience) for a publicly-traded company of our size and complexity.

        As discussed above, we are party to employment agreements with all of our NEOs that provide certain additional compensation if their employment with us is terminated without cause following the occurrence of a change in control of the Company or upon an occurrence of a constructive termination following a change in control (hereafter referred to as "a double-trigger event"). These employment agreements were all updated on February 7, 2008 and currently provide for the following benefits upon a double-trigger event:

  (a)
  the payment of one year's base salary;

  (b)
  the vesting of 100% of all outstanding equity awards; and

  (c)
  a tax gross-up payment to reimburse the NEO for any golden parachute excise taxes that may be imposed by the Internal Revenue Service ("IRS") as a result of (a) and (b).

        In addition to the above, the employment agreement with Mr. Vadnais provides for the payment of the maximum annual incentive compensation in effect at the time of a double-trigger event. Mr. Vadnais negotiated this benefit at the time of his promotion to Chief Executive Officer, and the Compensation Committee believed such a benefit was appropriate.

        The changes that we made to the employment agreements with our NEOs on February 7, 2008 primarily relate to adding a tax gross-up feature for excise taxes that may be imposed by the IRS as a result of the benefits that our NEOs are entitled to upon a double-trigger event. The decision to add such a feature to these employment agreements was based upon the Compensation Committee's understanding (based upon their external business experience) that this is a common protection afforded to executives by many of the publicly-traded companies of our size and complexity. In addition, prior to February 7, 2008, Mr. White did not have an employment agreement that provided any benefits upon a double-trigger event. These benefits were added to Mr. White's employment agreement to provide a consistent level of benefits as those afforded to our other NEOs.

        We do not provide for additional compensation upon termination of employment other than in connection with a double-trigger event as we favor an "at will" employment approach that allows for flexibility on the part of the Company should we believe that termination of an NEO's employment is in the best interests of the Company.

Deductibility of Executive Compensation

        The Compensation Committee has considered the impact of Section 162(m) of the Internal Revenue Code, which disallows a deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the chief executive officer and the other NEOs (excluding the chief financial officer), respectively, unless such compensation meets the requirements for the "performance-based" exception to Section 162(m). As the cash compensation paid by ValueClick to each of its executive officers is expected to continue to be below $1 million per calendar year and the Compensation Committee and Board believes that stock options granted under our 2002 Stock Incentive Plan to such officers will meet the requirements for qualifying as performance-based, the Compensation Committee believes that Section 162(m) will not affect the tax deductions available to us with respect to the compensation of our executive officers. It is the Compensation Committee's policy to qualify, to the extent reasonable, the Company's executive officers' compensation for deductibility under the applicable tax law. However, the Company may from time to time pay compensation to our executive officers that may not be tax deductible.

Report of the Compensation Committee of the Board of Directors

        The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors

David S. Buzby
Martin T. Hart

SUMMARY COMPENSATION TABLE

        The table below summarizes the total compensation paid to or earned by each of our NEOs for the year ended December 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
James R. Zarley(4) Executive Chairman of the Board	2007 2006	440,625 375,000	100,000 —	1,442,381 902,978	100,000 420,000	4,500 3,906	2,087,506 1,701,884
Tom A. Vadnais(5) Chief Executive Officer And Director	2007 2006	397,917 325,000	262,500 75,000	920,616 220,648	75,000 110,000	47,330 971	1,703,363 731,619
John Pitstick(6) Chief Financial Officer	2007	270,833	50,000	428,494	—	4,438	753,765
Scott H. Ray(7) Former Chief Financial Officer	2007 2006	272,186 274,103	— —	565,698 232,651	75,000 290,000	— —	912,884 796,754
Samuel J. Paisley Chief Administrative Officer	2007 2006	321,875 300,000	— —	828,782 221,772	75,000 315,000	4,500 3,750	1,230,157 840,522
Carl White(8) Chief Executive Officer (Europe)	2007 2006	320,290 273,853	103,131 —	750,565 142,427	— 130,576	28,025 24,751	1,202,011 571,607

(1)
These amounts reflect stock options that vested during 2007 and 2006. These amounts do not reflect cash compensation actually received by our NEOs. Instead, the dollar value of these awards is the compensation expense recognized for financial reporting purposes for the years ended December 31, 2007 and 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-based Payment," ("SFAS 123(R)"), excluding any estimate of future forfeitures and reflecting the effect of any actual forfeitures. See note 9 of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of stock options granted. For each NEO, the amount of stock-based compensation recognized for the year ended December 31, 2007 comprised the following grants:

Name	Grant Date	Shares Granted	Stock-Based Compensation Recorded in 2007 ($)
James R. Zarley	7/28/2005 2/16/2007 10/26/2007	500,000 250,000 150,000	$794,975 570,485 76,921

$1,442,381

Tom A. Vadnais	8/4/2004 7/28/2005 2/16/2007 10/26/2007	100,000 100,000 250,000 250,000	$62,935 158,995 570,484 128,202

$920,616

John Pitstick	4/19/2005 10/27/2005 4/28/2006 2/16/2007 10/26/2007	25,000 25,000 25,000 100,000 150,000	$31,305 50,337 41,737 228,194 76,921

$428,494

Scott H. Ray	2/06/2004 2/16/2005 10/27/2005 2/16/2007	50,000 50,000 50,000 250,000	$36,090 45,435 75,533 408,640

$565,698

Samuel J. Paisley	2/06/2004 7/28/2005 2/16/2007 10/26/2007	50,000 100,000 250,000 100,000	$48,021 158,995 570,485 51,281

$828,782

Carl White	2/11/2003 10/23/2003 8/04/2004 4/19/2005 2/16/2007 10/26/2007	20,000 50,000 50,000 50,000 250,000 100,000	$584 34,138 31,467 62,610 570,485 51,281

$750,565

(2)
These amounts reflect compensation earned under the 2007 and 2006 EIC Plans. The 2007 EIC Plans are described in the Compensation Discussion and Analysis section under the heading "Performance-Based Cash Incentive Compensation."

(3)
With the exception of Mr. Vadnais and Mr. White, these amounts represent matching contributions made by the Company under the Company's 401(k) savings plan. The amount attributable to Mr. Vadnais include housing expenses of $42,830 and matching contributions made by the Company under the Company's 401(k) savings plan of $4,500 in 2007 and matching contributions made by the Company under the Company's 401(k) savings plan of $971 in 2006. The amount attributable to Mr. White reflects Company matching contributions of $16,014 and $13,693 made under a defined contribution plan regulated in the United Kingdom and a car allowance of $12,011 and $11,058 in 2007 and 2006, respectively.

(4)
In the fourth quarter of 2007, the Compensation Committee provided a discretionary incentive compensation payment to Mr. Zarley of $100,000. This discretionary payment was approved by the Compensation Committee due to the strong overall financial performance of the Company in the fourth quarter of 2007 excluding lead generation marketing, and in recognition of the achievements the Company made in resolving the FTC investigation.

(5)
The bonus amount of $262,500 in 2007 reflects the guaranteed incentive compensation earned for the seven-month period ended December 31, 2007 pursuant to Mr. Vadnais' employment agreement, which he entered into upon his promotion to Chief Executive Officer in June 2007. The 2006 bonus amount of $75,000 for Mr. Vadnais reflects performance-based bonuses earned in 2006 prior to his promotion to President (U.S.) and resulting participation in the 2006 EIC Plans.

(6)
Mr. Pitstick was promoted to Chief Financial Officer effective September 13, 2007. The bonus amount of $50,000 in 2007 reflects the guaranteed incentive compensation earned for the three-month period ended December 31, 2007 pursuant to Mr. Pitstick's employment agreement, which he entered into upon his promotion to Chief Financial Officer in September 2007.

(7)
Mr. Ray resigned effective September 30, 2007. The amounts disclosed reflect compensation earned for 2007 through September 30, 2007.

(8)
Salary, bonus, and all other compensation amounts for Mr. White were converted from British Pounds to U.S. dollars based on the average currency exchange rate in effect either at the date of payment of the bonus amounts or over the period of time that the salary or other compensation amounts were paid. The bonus amount of $103,131 in 2007 reflects discretionary bonuses as described in the Compensation Discussion and Analysis section above.

GRANTS OF PLAN-BASED AWARDS
FOR THE YEAR ENDED DECEMBER 31, 2007

Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name	Grant Date	Threshold (2)($)	Target (3)($)	Maximum (4)($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)		Grant Date Fair Value of Option Awards (5)($)
James R. Zarley	— 2/16/2007 10/26/2007	160,000 — —	240,000 — —	420,000 — —	— 250,000 150,000	$ $	— 27.46 25.66	$ $	— 2,621,000 1,702,755
Tom A. Vadnais	— 2/16/2007 10/26/2007	120,000 — —	200,000 — —	315,000 — —	—250,000 250,000	$ $	— 27.46 25.66	$ $	— 2,621,000 2,837,925
John Pitstick	2/16/2007 10/26/2007	— —	— —	— —	100,000 150,000	$ $	27.46 25.66	$ $	1,048,400 1,702,755
Scott H. Ray	— 2/16/2007	120,000 —	200,000 —	315,000 —	— 250,000	$	— 27.46	$	— 2,621,000
Samuel J. Paisley	— 2/16/2007 10/26/2007	120,000 — —	200,000 — —	315,000 — —	— 250,000 100,000	$ $	— 27.46 25.66	$ $	— 2,621,000 1,135,170
Carl White(6)	— 2/16/2007 10/26/2007	100,000 — —	160,000 — —	320,000 — —	— 250,000 100,000	$ $	— 27.46 25.66	$ $	— 2,621,000 1,135,170

(1)
The amounts reported reflect threshold, target and maximum performance-based cash incentive compensation amounts for 2007 under the 2007 EIC Plans. The types and weighting of targets under the 2007 EIC Plans are described in the CD&A section of this Proxy Statement. Actual amounts earned under the 2007 EIC Plans are reflected in the Summary Compensation Table above. Future payouts in years subsequent to 2007 will be based on new threshold, target and maximum amounts that are reset by the Compensation Committee each year.

(2)
The threshold amount represents the amount that would have been earned under the 2007 EIC Plans had the minimum performance targets been achieved. If performance was below the threshold targets, no amounts would have been earned.

(3)
The target amount represents the amount that would have been earned if actual performance fell within the approximate mid-range of the threshold targets and the maximum targets.

(4)
The maximum amount represents the highest possible amount that would have been earned under the 2007 EIC Plans had the maximum performance targets been achieved.

(5)
These amounts reflect the value determined by the Company for accounting purposes for these awards and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards. The value of the stock option is based on the fair value as of the grant date of such award determined pursuant to SFAS 123(R). Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The exercise price for all stock options granted is equal to the fair market value of ValueClick common stock as of the grant date. See note 9 of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of stock options granted.

(6)
Amounts are rounded and have been converted using the average of the currency exchange rates in effect during 2007 equal to £1 British Pound = $2.00 U.S. Dollar.

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2007

        The following table discloses outstanding stock option awards that were exercisable and unexercisable as of December 31, 2007 for each of our NEOs. The Company has not granted or issued any stock awards; therefore, no outstanding stock awards are shown in the table below.

Number of Securities Underlying Unexercised Options
Name	(#) Exercisable	(#) Unexercisable		Option Exercise Price ($)		Option Expiration Date
James R. Zarley	145,833 52,083 6,250	197,917 197,917 143,750	(1) (2) (3)	$ $ $	12.87 27.46 25.66	7/28/2015 2/16/2012 10/26/2012
Tom A. Vadnais	83,333 60,417 52,083 10,417	16,667 39,583 197,917 239,583	(4) (1) (2) (3)	$ $ $ $	7.16 12.87 27.46 25.66	8/04/2014 7/28/2015 2/16/2012 10/26/2012
John Pitstick	4,113 13,542 10,417 20,833 6,250	7,812 11,458 14,583 79,167 143,750	(5) (6) (7) (2) (3)	$ $ $ $ $	10.80 16.88 16.85 27.46 25.66	4/19/2015 10/27/2015 4/28/2011 2/16/2012 10/26/2012
Scott H. Ray	36,458	—			$27.46	5/16/2008
Samuel J. Paisley	47,917 60,417 52,083 4,167	2,083 39,583 197,917 95,833	(8) (1) (2) (3)	$ $ $ $	10.57 12.87 27.46 25.66	2/06/2014 7/28/2015 2/16/2012 10/26/2012
Carl White	6,250 7,292 8,625 52,083 4,167	— 8,333 16,667 197,917 95,833	(9) (10) (2) (3)	$ $ $ $ $	9.20 7.16 10.80 27.46 25.66	10/23/2013 8/4/2014 4/19/2015 2/16/2012 10/26/2012

(1)
Vests monthly over a four-year period beginning from the grant date of July 28, 2005.

(2)
Vests monthly over a four-year period beginning from the grant date of February 16, 2007.

(3)
Vests monthly over a four-year period beginning from the grant date of October 26, 2007.

(4)
Vests at a rate of 25% on August 4, 2005 and monthly thereafter until August 4, 2008.

(5)
Vests at a rate of 25% on March 10, 2006 and monthly thereafter until March 10, 2009.

(6)
Vests monthly over a four-year period beginning from the grant date of October 27, 2005.

(7)
Vests monthly over a four-year period beginning from the grant date of April 28, 2006.

(8)
Vests monthly over a four-year period beginning from the grant date of February 6, 2004.

(9)
Vests monthly over a four year period beginning from the grant date of August 4, 2004.

(10)
Vests monthly over a four-year period beginning from the grant date of April 19, 2005.

OPTION EXERCISES AND STOCK VESTED IN 2007

        The following table provides summary information regarding stock options that were exercised in 2007 by the Company's NEOs and the value realized upon exercise. The Company has not granted or issued any stock awards; therefore, no outstanding stock awards are shown in the table below.

			Stock Awards
	Option Awards(1)
			Number of Shares Acquired on Vesting (#)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercises ($)		Value Realized on Vesting ($)
John Pitstick	4,575	$78,693	—	—
Scott H. Ray	33,333	$251,622	—	—
Carl White	67,000	$1,251,740	—	—

(1)
The value realized equals the fair market value of the Company's common stock on the exercise date minus the option exercise price, multiplied by the number of shares for which the option was exercised. All stock options granted to NEOs had exercise prices equal to the closing market value of the Company's common stock on the date the stock options were granted. Thus, the amounts realized upon exercise of the stock options resulted directly from appreciation in the Company's stock price during the time from the stock option grant date to the date on which the stock options were exercised.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        As further described in the CD&A section above, we have entered into employment agreements with all of our NEOs that provide certain additional compensation if their employment with us is terminated without cause following the occurrence of a change in control of the Company or upon an occurrence of a constructive termination following a change in control.

        A change in control of the Company is generally defined in these employment agreements to have occurred upon consummation of any one of the following:

  (i)
  a sale, lease or other disposition of all or any material portion of the assets of the Company;

  (ii)
  a merger, consolidation or other reorganization in which the Company is not the surviving corporation and the stockholders of the Company immediately prior to the merger, consolidation or other reorganization fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the surviving corporation;

  (iii)
  a merger, consolidation or other reorganization in which the Company is the surviving corporation and the stockholders of the Company immediately prior to such merger, consolidation or other reorganization fail to possess direct or indirect beneficial ownership of more than fifty percent (50%) of the voting power of the securities of the Company.

        A constructive termination is defined as a material reduction, without the NEO's written consent, in his then-current base salary or, for Messrs. Zarley, Vadnais, Pitstick and Paisley, a relocation of his principal place of employment outside the contiguous 48 states of the United States of America. Cause is generally defined as the conviction of a felony or a crime involving moral turpitude, the refusal to comply with reasonable directives of the Board, negligence, recklessness, willful misconduct or failure to perform duties, misconduct materially negatively affecting the Company's reputation, or violation of the Company's policies.

Payments Made Upon Termination

        Regardless of the manner in which an NEO's employment terminates, he will be entitled to receive amounts earned during his term of employment. Such amounts include:

  •
  earned unpaid salary;

  •
  performance-based cash incentive compensation earned prior to the termination date;

  •
  employer-contributed amounts accrued and vested through the Company's 401(k) savings plan;

  •
  unused vacation pay; and

  •
  vested and exercisable stock options awarded under the Company's stock option plans.

        No additional compensation is provided to an NEO if their employment with us is terminated for reasons of cause, death, disability, and voluntary termination.

        Upon a termination without cause by the Company or upon the occurrence of a constructive termination, in each case in connection with a change of control, each NEO would be entitled to a lump sum payment equal to one year of base salary. Mr. Vadnais would also be entitled to a payment of the maximum annual bonus in effect immediately prior to the termination. Additionally, 100% of the then outstanding unvested stock options belonging to the NEOs would be subject to immediate and full vesting. Further, the NEOs are entitled to gross up payments in the event that payments to them trigger an excise tax pursuant to Section 4999 of the Internal Revenue Code.

        The following table describes, based upon the employment agreements currently in place with our NEOs, the potential payments and benefits due to our NEOs upon constructive termination or termination without cause following a change in control of the Company, as further explained in the footnotes below, assuming such termination was effective as of December 31, 2007. Payments due to our NEOs upon any other termination are also presented below.

	Constructive Termination or Termination Without Cause Following a Change in Control		Any Other Termination
Name	Salary	Option Grants(1)	Salary	Option Grants
James R. Zarley	$450,000	$1,787,191	—	—
Tom A. Vadnais	$900,000	$603,106	—	—
John Pitstick	$300,000	$217,877	—	—
Samuel J. Paisley	$325,000	$381,035	—	—
Carl White	£160,000	$307,832	—	—

(1)
These amounts are calculated as the difference between the stock option exercise price and $21.90, the closing price of the Company's common stock on December 31, 2007, the last trading day of 2007, multiplied by the number of unvested stock options that would have vested.

        Mr. Paisley resigned effective March 3, 2008. At that time, he received payment only of his accrued obligations upon his termination.

DIRECTOR COMPENSATION

        The Company uses a combination of cash and equity awards to attract and retain qualified candidates to serve on the Company's Board. In setting director compensation, consideration is given, among other factors, to the amount of time that directors spend fulfilling their duties as a director, including committee assignments.

Cash Compensation Paid to Board Members

        Cash compensation paid to non-management directors is reviewed annually by the Board and any changes thereto are generally effective beginning on July 1st and ending on June 30th of the following year. The Board does not delegate decisions regarding non-management director compensation and does not utilize outside consultants when setting compensation levels for non-management directors. As of July 1, 2007, non-management directors are entitled to receive the following annual cash compensation:

Annual Cash Compensation
Board Service	$25,000
Committee Membership	$5,000
Audit Committee Chairman	$20,000
Compensation Committee Chairman	$7,500
Nominating Committee Chairman	$7,500
Lead Outside Director	$5,000

        Annual cash compensation for the above roles remained unchanged during 2007. The Company also reimburses each non-management director for travel and related expenses incurred in connection with attendance at Board and Board Committee meetings. Employees who also serve as directors receive no additional compensation for their services as a director.

Stock-Based Compensation

        From time to time, the non-management directors are granted stock options in addition to their cash compensation. Stock options granted to non-management directors generally vest at a rate of 50% per year over a two-year period and expire upon the earlier of (a) the option expiration date, which is ten years from the date of grant for options granted prior to January 1, 2006 or five years from the date of grant for options granted subsequent to December 31, 2005, or (b) the date on which the non-management director's role as a Director ceases. Stock options granted to non-management directors have exercise prices equal to the closing market value of the Company's common stock on the date the stock options were approved.

2007 Director Compensation

        The following table sets forth the compensation earned by each of the Company's non-management directors for the year ended December 31, 2007.

Name and Principal Position	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	All Other Compensation (2)($)	Total ($)
David S. Buzby, Director	57,329	137,162	10,259	204,750
James A. Crouthamel, Director	15,000	30,747	—	45,747
Martin T. Hart, Director	41,603	120,944	—	162,547
James R. Peters, Director	16,171	35,872	—	52,043
Jeffrey F. Rayport, Director	37,500	106,715	—	144,215

(1)
These amounts do not reflect cash compensation actually received by the non-management director. Instead the dollar value of these awards is the compensation expense recognized for financial reporting purposes for the year ended December 31, 2007 in accordance with the provisions of SFAS 123(R), excluding any estimate of future forfeitures. See note 9 of the consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 regarding the assumptions underlying the valuation of stock options granted. As of December 31, 2007, each director has the following number of stock options outstanding: David S. Buzby—70,000; James A. Crouthamel—30,000; Martin T. Hart—42,500; James R. Peters—35,000; and, Jeffrey F. Rayport—186,175.

(2)
The amount attributable to Mr. Buzby reflects health premiums of $10,259 paid by the Company.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding the beneficial ownership of the shares of our common stock as of March 10, 2008, except as noted in the footnotes below, by:

  •
  Each person who we know to be the beneficial owner of 5% or more of our outstanding common stock;

  •
  Each named executive officer;

  •
  Each of our directors; and

  •
  All of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to stock options held by that person that are currently exercisable or that will become exercisable within sixty days after March 10, 2008, are deemed to be beneficially owned by the person, even if the options have not actually been exercised, and are deemed to be outstanding for the purpose of computing the percentage ownership of that person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of March 10, 2008, 97,476,189 shares of our common stock were issued and outstanding. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons have sole voting and investment power with respect to the shares shown as beneficially owned. Unless otherwise indicated, the address of the beneficial owner below is c/o ValueClick, Inc., 30699 Russell Ranch Road, Suite 250, Westlake Village, California 91362.

	Shares Beneficially Owned
Name of Beneficial Owner
	Number	Percent
Directors and Named Executive Officers:
James R. Zarley(1)	381,068	*
John Pitstick(2)	83,188	*
Samuel J. Paisley(3)	204,624	*
Tom A. Vadnais(4)	348,423	*
Carl White(5)	116,959	*
Martin T. Hart	137,500	*
David S. Buzby(6)	25,000	*
James R. Peters	1,000	*
Jeffrey F. Rayport(7)	231,553	*
James A. Crouthamel	—	*
All Directors and Executive Officers as a group (12 persons)	1,529,315	1.6%
5% Stockholders:
Fidelity Management & Research Company(8)	14,714,998	15.1%
Barclays Global Investors, N.A.(9)	8,896,351	9.1%

*
Less than 1%

(1)
Includes 279,167 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 10, 2008.

(2)
Includes 82,238 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 10, 2008.

(3)
Includes 204,167 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 10, 2008.

(4)
Includes 266,667 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 10, 2008.

(5)
Includes 116,959 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 10, 2008.

(6)
Includes 25,000 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 10, 2008.

(7)
Includes 148,675 shares of common stock issuable upon exercise of stock options which are presently exercisable or will become exercisable within sixty days from March 10, 2008.

(8)
Number of shares beneficially owned based on Schedule 13G filed with the SEC on February 14, 2008. The address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, MA, 02109.

(9)
Number of shares beneficially owned based on Schedule 13G filed with the SEC on February 5, 2008. The address of Barclays Global Investors, N.A., is 45 Fremont Street, San Francisco, CA, 94105.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires ValueClick's executive officers and directors, and persons who beneficially own more than 10% of a registered class of ValueClick equity securities, to file an initial report of securities ownership on Form 3 and reports of changes in securities ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and 10% stockholders are also required by SEC rules to furnish ValueClick with copies of all Section 16(a) forms that they file. Based solely on ValueClick's review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for such persons, ValueClick believes that, for the reporting period from January 1, 2007 to December 31, 2007, our executive officers, directors and 10% stockholders complied with all of their reporting requirements under Section 16(a) for such year, except for the following transactions: (1) a stock option grant to each of Mr. Zarley, Mr. Vadnais, Mr. Paisley, Mr. Ray, Mr. Barlow, Mr. Wolfert and Mr. White on February 16, 2007 for which a Form 4 was not filed until October 30, 2007; and (2) a stock option grant to each of Mr. Barlow and Mr. Wolfert on February 17, 2006 for which a Form 4 was not filed until October 30, 2007.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited the consolidated financial statements of the Company as of and for the years ended December 31, 2007, 2006 and 2005. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting with an opportunity to make a statement if they desire to do so, and the representatives are expected to be available to respond to appropriate questions. The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm to audit the consolidated financial statements of the Company for the year ending December 31, 2008. The Audit Committee has considered whether the provision of services by PricewaterhouseCoopers LLP, other than its respective audits of the consolidated financial statements of the Company and its respective reviews of the quarterly consolidated financial statements during these periods, is compatible with maintaining PricewaterhouseCoopers LLP's independence.

        During 2007 and 2006, PricewaterhouseCoopers LLP provided the following services to ValueClick:

	2007 Fees	2006 Fees
Audit Fees	$2,545,000	$2,643,000
Audit-Related Fees	$0	$0
Tax Fees	$817,000	$898,000
All Other Fees	$21,000	$62,000

        Audit Fees.    Fees for audit services provided by PricewaterhouseCoopers LLP for 2007 and 2006 include the annual audits, the review of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the first through third quarters of 2007 and 2006, and assistance with and review of documents filed with the SEC.

        Tax Fees.    Fees for professional tax services provided by PricewaterhouseCoopers LLP in 2007 and 2006 consist of detailed tax studies, tax planning projects and tax compliance services.

        All Other Fees.    Fees related to all other services provided by PricewaterhouseCoopers LLP in 2007 and 2006 consist of the licensing by the Company of an accounting research tool, financial due diligence services in connection with potential business combinations and miscellaneous consulting services.

PROPOSAL 1

ELECTION OF DIRECTORS

        ValueClick's bylaws provide that the exact number of directors will be fixed from time to time by action of our stockholders or Board. Based on the recommendation of the Nominating Committee, ValueClick's Board has nominated each of the seven persons listed below to be elected as directors to serve for a one-year term and until his successor is duly elected and qualified.

        Holders of proxies solicited by this Proxy Statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board's seven director nominees below. Proxies cannot be voted for more than the seven named director nominees.

        Each nominee for election has agreed to serve if elected, and ValueClick has no reason to believe that any director nominee will be unavailable to serve. If any director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxy holders will vote for a director nominee designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the director nominees named below.

        The biographies of ValueClick's nominees for directors are included above, under the heading "Executive Officers and Directors."

        The names of the nominees, and certain information about them, are set forth below.

Nominees

Name	Age	Director Since	Position
James R. Zarley	63	1998	Executive Chairman of the Board
Tom A. Vadnais	60	2001	Director and Chief Executive Officer
David S. Buzby	48	1999	Director
James A. Crouthamel	43	2007	Director
Martin T. Hart	72	1999	Director
James R. Peters	61	2007	Director
Jeffrey F. Rayport	48	2002	Director

Vote Required For Approval

        The affirmative vote of a plurality of the votes cast is necessary to elect each nominee as a director of the Company. This means that the nominees receiving the highest number of votes cast for the number of positions to be filled are elected.

        THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS AS DIRECTORS OF THE COMPANY.

EXPENSES OF SOLICITATION

        The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain directors, officers and employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone or personal interview. Banks, brokerage houses, custodians and other nominees, and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such parties will be reimbursed for their expenses.

HOUSEHOLDING

        SEC rules permit the delivery of a single copy of a company's annual report and proxy statement to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder will continue to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.

        The bank, brokerage house or other holder of record for any stockholder who is a beneficial owner, but not the record holder, of the Company's shares may deliver only one copy of the Company's Annual Report and Proxy Statement to multiple stockholders who share the same address, unless the bank, brokerage house or other holder of record has received contrary instructions from one or more of the stockholders. Stockholders that received a single copy of the Annual Report and Proxy Statement and wish to receive separate copies, now or in the future, may request them by calling (818) 575-4500 or writing c/o the Secretary of the Company at the Company's corporate offices, 30699 Russell Ranch Road, Suite 250, Westlake Village, CA 91362. We will deliver a separate copy of the Annual Report or Proxy Statement promptly upon request. Beneficial owners sharing an address who are receiving multiple copies of the Annual Report and Proxy Statement and would prefer to receive a single copy in the future should contact their bank, brokerage house or other holder of record to request delivery of a single copy in the future.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR
ANNUAL MEETING IN 2009

Stockholder Proposals for Inclusion in Next Year's Proxy Statement

        Stockholder proposals intended to be presented at the Annual Meeting of Stockholders to be held in 2009 must be received by the Company on or before December 23, 2008 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy for that meeting. These proposals must also comply with the rules of the SEC governing the form and content of proposals in order to be included in the Company's Proxy Statement and form of proxy. Any stockholder proposals should be mailed to: Secretary, ValueClick, Inc., 30699 Russell Ranch Road, Suite 250, Westlake Village, CA 91362.

Other Stockholder Proposals for Presentation at Next Year's Annual Meeting

        For any proposal that is not submitted for inclusion in the Company's Proxy Statement and form of proxy for the Annual Meeting of Stockholders to be held in 2009, but that a stockholder instead wishes to present directly at the Annual Meeting of Stockholders, including director nominations and other items of business, SEC rules permit the Company to vote proxies in its discretion under certain circumstances. Specifically, the Company may vote proxies in its discretion if (1) the Company receives notice of the proposal not later than March 6, 2009 and advises stockholders in the Company's Proxy Statement of the nature of the matter and how the Company intends to vote, or (2) the Company does not receive notice of the proposal prior to March 6, 2009. Notice of intention to present proposals should be mailed to: Secretary, ValueClick, Inc., 30699 Russell Ranch Road, Suite 250, Westlake Village, CA 91362.

OTHER MATTERS

        The Board does not know of any matters other than those described in this Proxy Statement that will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

        WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR PROXY TODAY. YOU CAN VOTE BY INTERNET OR TELEPHONE OR BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. INSTRUCTIONS FOR VOTING BY INTERNET AND TELEPHONE APPEAR ON THE ENCLOSED PROXY CARD.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
VALUECLICK, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 17, 2008

        The undersigned hereby appoints Tom A. Vadnais and John Pitstick, and each of them, the attorneys, agents and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders of ValueClick, Inc. to be held at the Company's headquarters located at 30699 Russell Ranch Road, Suite 250, Westlake Village, California 91362, on Thursday, April 17, 2008 at 9:00 AM Pacific Time, and at any and all adjournments thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

(Continued, and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your VALUECLICK INC. account online.

Access your VALUECLICK INC. shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for VALUECLICK INC., now makes it easy and convenient to get current information on your shareholder account.

  •
  View account status
  •
  View certificate history
  •
  View book-entry information
  •
  View payment history for dividends
  •
  Make address changes
  •
  Obtain a duplicate 1099 tax form
  •
  Establish/change your PIN

  Visit us on the web at http://www.melloninvestor.com

  For Technical Assistance Call 1-877-978-7778 between
  9am-7pm Monday-Friday Eastern Time

  Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE PROPOSAL.	Mark here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

	FOR	WITHHELD FOR ALL
ITEM 1—Election of Directors	☐	☐
Nominees:
01 James R. Zarley
02 David S. Buzby
03 Martin T. Hart
04 Tom A. Vadnais
05 Jeffrey F. Rayport
06 James R. Peters
07 James A. Crouthamel
Withheld for the nominees you list below: (Write that nominee's name in the space provided below.)

ITEM 2—Other Business. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any and all adjournments thereof. The board of directors at present knows of no other business to be presented by or on behalf of ValueClick or the board of directors at the meeting.

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

FOLD AND DETACH HERE

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/vclk		Telephone 1-866-540-5760		Mail
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mark sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

QuickLinks

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held on Thursday, April 17, 2008
CORPORATE GOVERNANCE
Report of the Audit Committee of the Board of Directors
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
Report of the Compensation Committee of the Board of Directors
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS FOR THE YEAR ENDED DECEMBER 31, 2007
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007
OPTION EXERCISES AND STOCK VESTED IN 2007
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL 1 ELECTION OF DIRECTORS
Nominees
EXPENSES OF SOLICITATION
HOUSEHOLDING
SUBMISSION OF STOCKHOLDER PROPOSALS FOR ANNUAL MEETING IN 2009
OTHER MATTERS